SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2006

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25375	74-2769415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 South MoPac Expressway, Austin, Texas 78746
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 741-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On August 2, 2006, Vignette Corporation (the “Company”) announced that David Crean will step down as the Company’s Vice President and General Manager of the Company’s Healthcare Solutions Unit [effective as of August 15, 2006]. The Company remains seriously committed to the healthcare vertical market but does not require a general manager at this time.

The Company and Mr. Crean entered into a severance agreement (“Crean Agreement”) pursuant to which the Company will continue to pay Mr. Crean his current base salary for a period of 39 weeks beginning August [15], 2006 (the “Severance Period”). In the event Mr. Crean is rehired by the Company or hired by any other employer at any time during the Severance Period, the Company’s obligations to continue to pay Mr. Crean his current base salary will cease as of the effective date of such rehire or hire. In the event Mr. Crean is hired by another employer during the Severance Period, the Company will pay Mr. Crean a lump sum payment determined as follows: (a) $30,000 multiplied by (b) the number of weeks remaining in the Severance Period divided by 39. The vesting of Mr Crean’s stock option and restricted stock grants will end on August 15, 2006 and he will have 90 days in which to exercise any options in which he is vested. The Company will pay Mr. Crean for all current accrued but unused vacation time, less all applicable withholdings. Finally, the Company will pay to Mr. Crean his Executive Performance Bonus for the first half of 2006 (estimated to be approximately $18,000.00 for the two thirds of the eligible bonus based on the Company’s performance, with an additional discretionary amount to be determined by the Company’s Chief Executive Officer which will be paid on a basis consistent with other executives.

The Crean Agreement will be filed as a material contract with the Company’s periodic report for the third quarter of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGNETTE CORPORATION

Date: August 7, 2006	By:	/s/ T. Patrick Kelly
T. Patrick Kelly
Chief Financial Officer